Exhibit 99.1

TIME WARNER INC. REPORTS FIRST-QUARTER 2016 RESULTS

First-Quarter Highlights

•	Revenues increased 3% to $7.3 billion

•	Adjusted Operating Income grew 11% to a record $2.0 billion

•	Turner’s Subscription revenues increased 11%

•	Adjusted EPS rose 25% to $1.49

•	Company repurchased 13 million shares for $946 million year-to-date through April 29, 2016

NEW YORK, May 4, 2016 – Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2016.

Chairman and Chief Executive Officer Jeff Bewkes said: “We’re off to a terrific start to 2016, as we benefit from the investments we’ve been making in great content and new capabilities in order to take advantage of the growing demand for high-quality video content around the world. Revenues increased 3% and Adjusted Operating Income grew 11% to a quarterly record of $2 billion due to strong growth across all our operating divisions. In the past several weeks, we’ve seen Warner Bros. release its latest global hit in Batman v Superman: Dawn of Justice, setting the stage for what we expect to be a big year in film, with upcoming releases including Suicide Squad and Fantastic Beasts and Where to Find Them. In television, Warner Bros. continued to show its strength with three of the top five new shows on broadcast television this season among adults 18-49 and a record 21 renewals ahead of the upfront this year.”

Mr. Bewkes continued: “Turner aired cable’s first ever NCAA Men’s Division I Basketball Championship game, and Turner and CBS entered into an agreement with the NCAA to extend their television, digital and marketing rights to the NCAA Tournament through 2032. TBS ended the quarter as the #1 ad-supported cable network in primetime among adults 18-49 and its repositioning as cable’s premier network for young, fresh comedy is underway with the introduction of new programming including Angie Tribeca, Full Frontal with Samantha Bee and The Detour, the biggest new comedy on cable this year. With its must-watch coverage of the U.S. Presidential campaign, CNN continued to build on its success by more than doubling its primetime audience in the quarter. Meanwhile, HBO continued to make strides both inside and outside the traditional TV ecosystem, including expanding its OTT reach to new platforms and new international territories. And, more recently, HBO’s epic series Game of Thrones returned to record premiere night viewership. Further demonstrating our commitment to shareholder returns, we returned close to $1.3 billion to our shareholders through share repurchases and dividends year-to-date.”

Company Results

Revenues increased 3% to $7.3 billion due to growth at Turner and Home Box Office, partially offset by a decline at Warner Bros. Revenues included the unfavorable impact of foreign exchange rates of approximately $115 million in the quarter. Adjusted Operating Income grew 11% to $2.0 billion due to growth across all operating divisions, partially offset by higher corporate expenses. Operating Income increased 12% to $2.0 billion.

The Company posted Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) of $1.49 versus $1.19 for the prior year quarter. Diluted Income per Common Share from Continuing Operations was $1.46 compared to $1.10 in the prior year quarter.

For the first three months of 2016, Cash Provided by Operations from Continuing Operations reached $757 million and Free Cash Flow totaled $714 million. As of March 31, 2016, Net Debt was $22.1 billion, up from $21.6 billion at the end of 2015, due to share repurchases and dividends, partially offset by the generation of Free Cash Flow.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

From January 1, 2016 through April 29, 2016, the Company repurchased approximately 13 million shares of common stock for approximately $946 million. At April 29, 2016, approximately $4.1 billion remained available for repurchases under the Company’s stock repurchase program.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three months ended March 31, by line of business (millions).

	Three Months Ended March 31,
	2016	2015

Revenues:
Turner	$2,906	$2,710
Home Box Office	1,506	1,398
Warner Bros.	3,109	3,199
Intersegment eliminations	(213)	(180)

Total Revenues	$7,308	$7,127

Adjusted Operating Income (Loss) (a):
Turner	$1,239	$1,128
Home Box Office	486	458
Warner Bros.	426	330
Corporate	(135)	(102)
Intersegment eliminations	(4)	—

Total Adjusted Operating Income	$2,012	$1,814

Operating Income (Loss) (a):
Turner	$1,239	$1,108
Home Box Office	477	458
Warner Bros.	424	324
Corporate	(140)	(104)
Intersegment eliminations	(4)	—

Total Operating Income	$1,996	$1,786

Depreciation and Amortization:
Turner	$51	$52
Home Box Office	22	25
Warner Bros.	88	89
Corporate	6	4

Total Depreciation and Amortization	$167	$170

(a)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months ended March 31, 2016 and 2015 included restructuring and severance costs of (millions):

	Three Months Ended March 31,
	2016	2015
Turner	$(1)	$(8)
Home Box Office	(4)	(1)
Warner Bros.	(1)	(3)
Corporate	1	—

Total Restructuring and Severance Costs	$(5)	$(12)

.

Presented below is a discussion of the performance of Time Warner’s segments for the first quarter of 2016. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Revenues increased 7% ($196 million) to $2.9 billion, due to increases of 11% ($143 million) in Subscription revenues and 5% ($56 million) in Advertising revenues. Subscription revenues increased due to higher domestic rates and local currency growth at Turner’s international networks, partially offset by the impact of foreign exchange rates and lower domestic subscribers. Advertising revenues benefited from domestic growth, primarily due to Turner’s news business, and local currency growth at Turner’s international networks, partially offset by the impact of foreign exchange rates.

Adjusted Operating Income increased 10% ($111 million) to $1.2 billion, primarily due to higher revenues, partially offset by higher expenses, including increased programming and marketing costs. Programming costs grew 4% primarily due to higher sports costs. The increase in marketing costs primarily relates to recently premiered and upcoming original series associated with the TBS rebrand.

Operating Income increased 12% ($131 million) to $1.2 billion. The prior year quarter included a $17 million foreign currency charge related to the remeasurement of Turner’s net monetary assets denominated in Venezuelan currency.

During the first quarter of 2016, TBS ranked as the #1 ad-supported cable network in primetime among adults 18-49. TBS’ The Detour ranked as cable’s #1 new comedy series among adults 18-49 year-to-date. Adult Swim ranked #1 in total day on ad-supported cable among key adult and male demographics. In the first quarter, CNN grew its primetime ratings by 137% and 159% among adults 25-54 and total viewers, respectively. In March 2016, Turner and CBS entered into an agreement with the National Collegiate Athletic Association to extend their television, digital and marketing rights to the NCAA Division I Men’s Basketball Championship Tournament through 2032.

HOME BOX OFFICE

Revenues increased 8% ($108 million) to $1.5 billion, due to increases of 5% ($57 million) in Subscription revenues and 23% ($51 million) in Content and other revenues. Subscription revenues grew primarily due to higher domestic rates and subscribers. The increase in Content and other revenues primarily reflected higher international licensing revenues, partially offset by lower home entertainment revenues.

Adjusted Operating Income increased 6% ($28 million) to $486 million, reflecting higher revenues, partly offset by higher programming, marketing and technology costs. Programming costs increased 11% primarily reflecting higher original programming costs. The higher marketing and technology costs related to HBO NOW, HBO’s over-the-top (“OTT”) service.

Operating Income increased 4% ($19 million) to $477 million.

The sixth season premiere of Game of Thrones grew its opening night viewership double digits compared to a year ago on a cross platform basis. In February, HBO’s A Girl in the River: The Price of Forgiveness received an Academy Award for Documentary Short Subject. HBO Latin America Group launched an OTT service in Mexico in January 2016. HBO also announced plans for future OTT launches in Brazil, Argentina and Spain. Domestically, HBO recently launched HBO NOW on Microsoft’s Xbox platforms and new Samsung smart TVs.

WARNER BROS.

Revenues decreased 3% ($90 million) to $3.1 billion, mainly due to lower theatrical revenues, partially offset by higher television and videogames revenues. Theatrical revenues declined as the prior year quarter included revenues from American Sniper and The Hobbit: The Battle of the Five Armies compared to the release of Batman v Superman: Dawn of Justice late in the current year quarter. Television revenues increased primarily due to higher international licensing revenues and higher initial telecast revenues. The increase in videogames was mainly due to Warner Bros.’ LEGO and Mortal Kombat franchises.

Adjusted Operating Income increased 29% ($96 million) to $426 million, as lower revenues were more than offset by a decline in print and advertising costs, primarily due to fewer theatrical releases, and lower theatrical and videogames valuation adjustments, as well as overhead cost savings.

Operating Income increased 31% ($100 million) to $424 million.

From its opening through May 2, Batman v Superman: Dawn of Justice grossed over $860 million worldwide at the box office. For the 2015-2016 television season to date among adults 18-49: Blindspot ranked as the #1 new series, The Voice ranked as the #1 non-scripted series and The Big Bang Theory ranked as the #1 comedy and #2 series overall in primetime on broadcast television. In February, Warner Bros.’ Mad Max: Fury Road received six Academy Awards, the most of any film released in 2015.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

First-Quarter Results

Adjusted EPS was $1.49 for the three months ended March 31, 2016, compared to $1.19 in last year’s first quarter. The increase in Adjusted EPS primarily reflects higher Adjusted Operating Income and fewer shares outstanding.

For the three months ended March 31, 2016, the Company had Income from Continuing Operations of $1.2 billion, or $1.46 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in the first quarter of 2015 of $933 million, or $1.10 per diluted common share.

For the first quarters of 2016 and 2015, the Company had Net Income of $1.2 billion and $970 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency losses during the three months ended March 31, 2015, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the Simadi exchange rate during the quarter ended March 31, 2015. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues.

Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities and investments; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency losses during the three months ended March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the Simadi exchange rate during the quarter ended March 31, 2015; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2016 full-year business outlook.

The Company’s conference call can be heard live at 8:30 am ET on Wednesday, May 4, 2016. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	March 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and equivalents	$1,540	$2,155
Receivables, less allowances of $858 and $1,055	7,810	7,411
Inventories	1,576	1,753
Prepaid expenses and other current assets	866	1,194

Total current assets	11,792	12,513
Noncurrent inventories and theatrical film and television production costs	7,731	7,600
Investments, including available-for-sale securities	2,649	2,617
Property, plant and equipment, net	2,546	2,596
Intangible assets subject to amortization, net	900	949
Intangible assets not subject to amortization	7,030	7,029
Goodwill	27,686	27,689
Other assets	2,920	2,855

Total assets	$63,254	$63,848

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,589	$7,188
Deferred revenue	554	616
Debt due within one year	51	198

Total current liabilities	7,194	8,002
Long-term debt	23,622	23,594
Deferred income taxes	2,570	2,454
Deferred revenue	390	352
Other noncurrent liabilities	5,605	5,798
Redeemable noncontrolling interest	29	29
Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 789 million and 795 million shares outstanding	17	17
Additional paid-in capital	147,593	148,041
Treasury stock, at cost (863 million and 857 million shares)	(46,110)	(45,612)
Accumulated other comprehensive loss, net	(1,490)	(1,446)
Accumulated deficit	(76,167)	(77,381)

Total Time Warner Inc. shareholders’ equity	23,843	23,619
Noncontrolling interest	1	—

Total equity	23,844	23,619

Total liabilities and equity	$63,254	$63,848

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenues	$7,308	$7,127
Costs of revenues	(4,005)	(4,088)
Selling, general and administrative	(1,251)	(1,189)
Amortization of intangible assets	(48)	(48)
Restructuring and severance costs	(5)	(12)
Asset impairments	(3)	(1)
Loss on operating assets, net	—	(3)

Operating income	1,996	1,786
Interest expense, net	(284)	(294)
Other loss, net	(40)	(117)

Income from continuing operations before income taxes	1,672	1,375
Income tax provision	(498)	(442)

Income from continuing operations	1,174	933
Discontinued operations, net of tax	40	37

Net income	$1,214	$970

Per share information:
Basic income per common share from continuing operations	$1.48	$1.12
Discontinued operations	0.05	0.05

Basic net income per common share	$1.53	$1.17

Average basic common shares outstanding	790.7	829.4

Diluted income per common share from continuing operations	$1.46	$1.10
Discontinued operations	0.05	0.05

Diluted net income per common share	$1.51	$1.15

Average diluted common shares outstanding	802.3	845.9

Cash dividends declared per share of common stock	$0.4025	$0.3500

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Three Months Ended March 31,

(Unaudited; millions)

	2016	2015
OPERATIONS
Net income	$1,214	$970
Less Discontinued operations, net of tax	(40)	(37)

Net income from continuing operations	1,174	933
Adjustments for noncash and nonoperating items:
Depreciation and amortization	167	170
Amortization of film and television costs	2,112	2,034
Asset impairments	3	1
Loss on investments and other assets, net	11	59
Equity in losses of investee companies, net of cash distributions	50	64
Equity-based compensation	108	90
Deferred income taxes	113	(96)
Changes in operating assets and liabilities, net of acquisitions	(2,981)	(2,246)

Cash provided by operations from continuing operations	757	1,009
Cash provided (used) by operations from discontinued operations	(4)	3

Cash provided by operations	753	1,012

INVESTING ACTIVITIES
Investments in available-for-sale securities	(5)	(29)
Investments and acquisitions, net of cash acquired	(93)	(96)
Capital expenditures	(75)	(57)
Other investment proceeds	18	5

Cash used by investing activities	(155)	(177)

FINANCING ACTIVITIES
Borrowings	2	6
Debt repayments	(152)	(11)
Proceeds from exercise of stock options	56	67
Excess tax benefit from equity instruments	27	83
Principal payments on capital leases	(3)	(2)
Repurchases of common stock	(711)	(890)
Dividends paid	(322)	(294)
Other financing activities	(110)	(152)

Cash used by financing activities	(1,213)	(1,193)

DECREASE IN CASH AND EQUIVALENTS	(615)	(358)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	2,155	2,618

CASH AND EQUIVALENTS AT END OF PERIOD	$1,540	$2,260

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended March 31, 2016

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$1,239	$—	$—	$—	$—	$1,239
Home Box Office	486	—	—	—	(9)	477
Warner Bros.	426	(1)	—	—	(1)	424
Corporate	(135)	(2)	—	—	(3)	(140)
Intersegment eliminations	(4)	—	—	—	—	(4)

Time Warner	$2,012	$(3)	$—	$—	$(13)	$1,996

Margin(a)	27.5%	—%	—%	—%	(0.2)%	27.3%
Three Months Ended March 31, 2015
	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$1,128	$—	$(3)	$(17)	$—	$1,108
Home Box Office	458	—	—	—	—	458
Warner Bros.	330	—	—	(5)	(1)	324
Corporate	(102)	(1)	—	—	(1)	(104)
Intersegment eliminations	—	—	—	—	—	—

Time Warner	$1,814	$(1)	$(3)	$(22)	$(2)	$1,786

Margin(a)	25.5%	—%	(0.1)%	(0.3)%	—%	25.1%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Income per Common Share from Continuing Operations

	Three Months Ended March 31,
	2016	2015
Asset impairments	$(3)	$(1)
Loss on operating assets, net	—	(3)
Venezuelan foreign currency loss	—	(22)
Other	(13)	(2)

Impact on Operating Income	(16)	(28)
Investment losses, net	(11)	(59)
Amounts related to the separation of Time Warner Cable Inc.	—	(4)
Amounts related to the separation of Time Inc.	(4)	(2)
Items affecting comparability relating to equity method investments	9	(2)

Pretax impact	(22)	(95)
Income tax impact of above items	4	18

Impact of items affecting comparability on income from continuing operations	$(18)	$(77)

Income from continuing operations	$1,174	$933
Less Impact of items affecting comparability on income from continuing operations	(18)	(77)

Adjusted income from continuing operations	$1,192	$1,010

Per share information:
Diluted income per common share from continuing operations	$1.46	$1.10
Less Impact of items affecting comparability on diluted income per common share from continuing operations	(0.03)	(0.09)

Adjusted EPS	$1.49	$1.19

Average diluted common shares outstanding	802.3	845.9

Asset Impairments

During the three months ended March 31, 2016, the Company recognized miscellaneous asset impairments of $3 million consisting of $2 million at Corporate and $1 million at the Warner Bros. segment. During the three months ended March 31, 2015, the Company recognized a miscellaneous asset impairment of $1 million at Corporate.

Loss on Operating Assets, Net

For the three months ended March 31, 2015, the Company recognized a $3 million loss at the Turner segment related to the remeasurement of its previously held investment in Esporte Interativo (“EI”), a Brazilian television network that airs sports programming, upon the Turner segment’s acquisition of a controlling interest in EI.

Venezuelan Foreign Currency Loss

For the three months ended March 31, 2015, the Company recognized a pretax foreign exchange loss of $22 million, consisting of $17 million at the Turner segment and $5 million at the Warner Bros. segment, related to a change in the foreign currency exchange rate used by the Company for remeasuring its Venezuelan net monetary assets from the SICAD 2 rate to the Simadi rate. The Venezuelan foreign currency loss is included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Other

For the three months ended March 31, 2016, Other includes $9 million of expenses at the Home Box Office segment related to Home Box Office’s withdrawal from a multiemployer benefit plan. For the three months ended March 31, 2016 and 2015, Other also includes external costs related to mergers, acquisitions or dispositions of $4 million and $2 million, respectively, consisting of $3 million and $1 million, respectively, at Corporate and $1 million for both periods at the Warner Bros. segment. External costs related to mergers, acquisitions or dispositions and the accrued pension withdrawal expenses are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Losses, Net

For the three months ended March 31, 2016, the Company recognized $11 million of investment losses, net, consisting of $19 million of fair value adjustments relating to warrants to purchase common stock of Central European Media Enterprises Ltd. (“CME”) held by the Company and $8 million of miscellaneous investment gains. For the three months ended March 31, 2015, the Company recognized $59 million of investment losses, net, consisting of $56 million of fair value adjustments relating to warrants to purchase common stock of CME held by the Company and $3 million of miscellaneous investment losses. Investment losses, net are included in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Separation of Time Warner Cable Inc.

For the three months ended March 31, 2015, the Company recognized $4 million of other loss related to changes in the value of a Time Warner Cable Inc. tax indemnification receivable. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Separation of Time Inc.

For the three months ended March 31, 2016 and 2015, the Company recognized other loss of $4 million and $2 million, respectively, primarily reflecting pension and other retirement benefits related to employees and former employees of Time Inc. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Items Affecting Comparability Relating to Equity Method Investments

For the three months ended March 31, 2016, the Company recognized $9 million of income primarily related to investment gains recorded by equity method investees. For the three months ended March 31, 2015, the Company recognized $2 million of losses from discontinued operations recorded by an equity method investee. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

	Three Months Ended March 31,
	2016	2015
Cash provided by operations from continuing operations	$757	$1,009
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	8	4
Add excess tax benefits from equity instruments	27	83
Less capital expenditures	(75)	(57)
Less principal payments on capital leases	(3)	(2)

Free Cash Flow	$714	$1,037

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television and over-the-top (“OTT”) services domestically and premium pay, basic tier television and OTT services internationally; and Warner Bros.: consisting principally of television, feature film, home video and videogame production and distribution.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended March 31,
	2016	2015
Intersegment Revenues
Turner	$20	$24
Home Box Office	3	7
Warner Bros.	190	149

Total intersegment revenues	$213	$180

Note 3. WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended March 31,
	2016	2015
Home video and electronic delivery of theatrical product revenues	$321	$369
Home video and electronic delivery of television product revenues	94	106

Note 4. SUMMARY OF DISCONTINUED OPERATIONS

For the three months ended March 31, 2016, Discontinued operations, net of tax was income of $40 million ($0.05 of diluted income from discontinued operations per common share) related to additional tax benefits associated with certain foreign tax attributes of the Warner Music Group (“WMG”), which the Company disposed of in 2004. For the three months ended March 31, 2015, Discontinued operations, net of tax was income of $37 million ($0.05 of diluted income from discontinued operations per common share), primarily related to the final resolution of a tax indemnification obligation associated with the disposition of WMG.